Exhibit 5.1

January 27, 2009

Jersey Central Power & Light Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890

Re:	Jersey Central Power & Light Company
Registration Statement on Form S-3 (Registration Number 333-153608-03)

Ladies and Gentlemen:

We have acted as special New Jersey counsel to Jersey Central Power & Light Company, a New Jersey corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), of a Registration Statement on Form S-3 (the “Registration Statement”).  The Registration Statement relates to the offer and sale of $300,000,000 aggregate principal amount of the Company’s 7.35% Senior Notes due 2019 (the “Notes”), to be registered under the 1933 Act and to be issued under the indenture, dated as of July 1, 1999 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”).  The Notes are being sold pursuant to the terms of an Underwriting Agreement, dated January 22, 2009, among Greenwich Capital Markets, Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”) and the Company (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and such corporate records of the Company and such other instruments, documents, certificates and agreements, including the Indenture, and made such further investigation as we have deemed appropriate for purposes of the opinion set forth herein.

For the purposes of this opinion, we have assumed that (1) the proposed transactions are carried out on the basis set forth in the Registration Statement and in conformity with the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States, (2) prior to the issuance and delivery of the Notes, all necessary corporate action required on the part of the Company shall have been duly taken and all necessary documents relating thereto shall have been executed and delivered and (3) the Commission shall have issued an order declaring the Registration Statement effective under the 1933 Act.

Based upon the foregoing, we are of the opinion that, subject to the foregoing assumptions and qualifications, the Notes have been duly authorized for issuance and, when duly executed by the Company, properly authenticated by the Trustee under the Indenture and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Notes will be legally issued and will be binding obligations of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and general equitable principles.

Certain members of this firm are admitted to the Bar of the State of New Jersey. We express no opinion herein as to the laws of any jurisdiction other than the laws of the State of New Jersey.  Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date of this letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under “Legal Matters” in the prospectus which is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

                                                                                                                                                   Very truly yours,

                                                    /s/ MORGAN, LEWIS & BOCKIUS LLP